UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2005

GMH COMMUNITIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32290	201181390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10 Campus Boulevard

Newtown Square, Pennsylvania 19073

(Address of principal executive offices)

(610) 355-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On February 24, 2005, GMH Communities Trust (the “Company”) completed the refinancing of its existing floating rate indebtedness covering seven of its student housing properties. In connection with the refinancing, the Company repaid approximately $20.4 million of the total $113.6 million of existing mortgage debt covering the properties, and replaced the remaining $93.3 million of floating rate mortgage debt with an equal amount of fixed rate mortgage debt with interest rates ranging from 4.24% to 4.7% and maturity terms ranging from five to seven years. The terms of the refinancing for each of the seven properties is as follows:

Property Name	Former Debt Balance	New Debt	Repayment of Former Debt	New Maturity Term	Fixed Interest Rate(1)
Campus Walk-Oxford, MS	$8,133,000	$8,133,000	$0	7 years	4.70%
Collegiate Hall-Birmingham, AL	$12,400,000	$9,908,161	$2,491,839	7 years	4.61%
University Trails-Lubbock, TX	$19,700,000	$15,725,770	$3,974,230	5 years	4.24%
Campus Edge-Hattiesburg	$12,023,711	$9,757,510	$2,266,201	5 years	4.50%
Campus Club-Statesboro, GA	$23,355,000	$18,811,577	$4,543,423	5 years	4.24%
Chapel Ridge-Chapel Hill, NC	$20,225,441	$16,278,653	$3,946,788	7 years	4.61%
Melrose-Champaign, IL	$17,782,116	$14,622,511	$3,159,605	7 years	4.61%

(1)  The indebtedness is payable on an interest-only basis.

The refinancing was completed through the execution of new loan agreements and amendments to the Company’s previously existing loan agreements (collectively, the “Financing Agreements”) with General Electric Capital Corporation (“GECC”), as servicer of the loans, covering each of the seven student housing properties. The Financing Agreements are between GECC, College Park Investments, LLC (“College Park Investments”), a subsidiary of the Company’s operating partnership, GMH Communities, LP (the “Operating Partnership”), as well as other subsidiaries of College Park Investments, and are dated as of February 24, 2005.

Under the terms of each of the Financing Agreements, (i) payments of interest only are due and payable on the first day of each calendar month for the term of the loan (subject to a grace period and late charge), and all outstanding principal, accrued and unpaid interest, and other amounts due on the loan are due and payable on the maturity date; and (ii) prepayment of the loan is prohibited until the date that is on or after the 82nd scheduled monthly payment of principal and interest, during and after which time the loan may be prepaid without penalty.  From the earlier to occur of two years from the sale of the loan by GECC into a secondary securitized pool, or February 24, 2009, the borrower shall have the right to obtain release of the property underlying the loan from the lien of the lender’s mortgage by depositing with the lender U.S. government securities which, without reinvestment, provide cash in an amount sufficient to pay and discharge all scheduled principal and interest payments and other expenses as they become due under the Financing Agreements during the remaining term of the loan. Each of the Financing Agreements contains customary affirmative and negative borrower covenants, including, among other things, maintenance of adequate insurance on the property and operational covenants relating to management of the property.

Each of the Financing Agreements also includes usual and customary events of default (subject to applicable grace periods) for mortgage loans of this nature, including insolvency and bankruptcy events involving the borrower.  Upon the occurrence of an event of default, all amounts due under the applicable Financing Agreements will become immediately due and payable. Each of the loans is non-recourse as to principal and interest; provided, however, that the borrower and College Park Investments, LLC shall be liable on a recourse basis for environmental conditions and certain intentional bad acts (except that with respect to the loan relating to the Chapel Ridge property, the borrower and the Operating Partnership, as opposed to College Park Investments, LLC, shall be liable).  Upon sale of the property underlying the loan, the loan may assumed subject to (i) approval of the borrower, property manager and indemnitor by the lender, (ii) no defaults in existence as of the transfer, (iii) payment to the lender of an assumption fee of 0.05% percent of the outstanding principal, and (iv) other customary lender conditions.  If the loan is accelerated for any reason other than casualty or condemnation of the property, and the loan is otherwise closed to prepayment, then the borrower will pay an additional acceleration charge to the lender, which includes a fee equal to 0.05% of the outstanding loan balance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2005

GMH COMMUNITIES TRUST

	By:	/s/ Joseph M. Macchione
	Name:	Joseph M. Macchione
	Title:	Senior Vice President, General Counsel, and Secretary